UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXAS RARE EARTH RESOURCES CORP.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0294969 (I.R.S. Employer Identification No.)
539 West El Paso Street Sierra Blanca, Texas 79851 (Address of Principal Executive Offices)

TEXAS RARE EARTH RESOURCES CORP. AMENDED AND RESTATED 2008 STOCK OPTION PLAN (Full title of the plan)

Daniel E. Gorski
Chief Executive Officer
539 West El Paso Street
Sierra Blanca, Texas 79851
(915) 369-2133
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Jason Brenkert
Dorsey & Whitney LLP
1400 Wewatta Street, Ste. 400
Denver, CO 80202-5549
Tel: (303)352-1133
Fax: (303) 629-3450

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Registrant.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Shares of common stock, par value $0.01, issuable pursuant to Options (as defined below) outstanding under the Texas Rare Earth Resources Corp. Amended and Restated 2008 Stock Option Plan (the “Option Plan)	300,000(1)	$1.51(2)	$453,000
Shares of common stock, par value $0.01, issuable pursuant to Options outstanding under the Option Plan	1,635,000(1)	$1.00(2)	$1,635,000
Shares of common stock, par value $0.01, issuable pursuant to Options outstanding under the Option Plan	120,000(1)	$2.50(2)	$300,000
Shares of common stock, par value $0.01, issuable pursuant to Options outstanding under the Option Plan	60,000(1)	$4.00(2)	$240,000
Shares of common stock, par value $0.01, issuable pursuant to Options outstanding under the Option Plan	135,000(1)	$2.60(2)	$351,000
Shares of common stock, par value $0.01, issuable pursuant to Options outstanding under the Option Plan	850,000(1)	$0.50(2)	$425,000
Shares of common stock, par value $0.01, issuable pursuant to Options outstanding under the Option Plan	300,000(1)	$0.40	$120,000
Shares of common stock, par value $0.01, issuable pursuant to Options available for issuance under Option Plan	3,600,000	$0.32(3)	$1,152,000
Total	7,000,000	N/A	$4,676,000	$637.81

(1)	Shares of common stock, par value $0.01 (“Common Shares”), available for issuance by the Company pursuant to stock options (“Options”) outstanding as of September 23, 2013 under the Plan.

(2)
Represents the exercise price of Common Shares issuable upon exercise of outstanding Options granted under the Plan, in accordance with Rule 457(h) under the United States Securities Act of 1933, as amended (the “Securities Act”)

(3)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) of the Securities Act  based on the average of the high and low prices ($0.35 and $0.29, respectively) for the Company’s Common Shares on September 23, 2013 as quoted on the OTCQB published by OTC Markets Group, Inc.

(4)
In accordance with Rule 457(p) under the Securities Act, the registration fee of $637.81 currently due is offset by the registration fee of $1,417.64 previously paid by the Registrant with respect to 5,000,000 unissued Common Shares that were registered pursuant to Registration Statement on Form S-8 (Registration No. 333-177665) filed with the United States Securities and Exchange Commission on November 2, 2011 (the “Prior S-8 Registration Statement”).  A Post–effective amendment to the Prior Registration Statement to deregister the 5,000,000 unissued Common Shares immediately prior to the filing of this Registration Statement on Form S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Texas Rare Earth Resources Corp.  (the “Company”, the “Registrant”, “us” or “our”) to register 7,000,000 common shares of the Company, $0.01 par value (“Common Shares”), with the United States Securities and Exchange Commission (the “SEC”) for issuance upon exercise of stock options (“Options”) granted under the Company’s Amended and Restated 2008 Stock Option Plan (the “Option Plan”).

On November 2, 2011, the Company filed a Registration Statement on Form S-8 (the “2011 S-8 Registration Statement”) with the SEC to register 5,000,000 Common Shares issuable upon the exercise of Options issued under the Option Plan.  On February 15, 2012, the Company’s stockholders approved an amendment to the Option Plan to increase the number of Common Shares available for issuance pursuant to the Option Plan from 5,000,000 to 7,000,000.  The purpose of this Registration Statement on Form S-8 and the post-effective amendment to the 2011 S-8 Registration Statement (filed immediately prior hereto) is to registrar the total number of Common Shares issuable pursuant to the Option Plan on this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents to be sent or given to participants in the Option Plan, covered by this Registration Statement on Form S-8 pursuant to Rule 428(b)(1) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

Item 2.                                Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at 539 West El Paso Street Sierra Blanca, Texas 79851, (915) 369-2133.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by us with the SEC are incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended August 31, 2012, filed with the SEC on November 15, 2012.

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since August 31, 2012.

(c)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-12G, as filed with the SEC on October 30, 2008, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Current Report on Form 8-K furnished by us during such period or portions thereof that are identified in such Current Report on Form 8-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement on Form S-8 from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our right and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the United States Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the United States Securities Exchange Act of 1934, as amended, that are incorporated by reference into this registration statement.

(2)           That, for the purpose of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the United States Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit
4.1	Amended and Restated 2008 Stock Option Plan, incorporated by reference to Exhibit 10.1 of our Form 10-Q for the period ended May 31, 2011 filed with the SEC on July 15, 2011
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of LBB & Associates Ltd., LLP

24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the United States Securities Act on 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Sierra Blanca, Texas on this 23rd  day of September, 2013.

TEXAS RARE EARTH RESOURCES CORP.

By:	/s/ Daniel Gorski
Daniel Gorski
Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ G. Mike McDonald
G. Mike McDonald
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel Gorski and G. Mike McDonald as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Daniel Gorski Daniel Gorski	Chief Executive Officer, and Director (Principal Executive Officer)	September 23, 2013

/s/ G. Mike McDonald G. Mike McDonald	Chief Financial Officer (Principal Financial and Accounting Officer)	September 23, 2013

/s/ Anthony Marchese Anthony Marchese	Director	September 23, 2013

/s/Philip Goodell Philip Goodell	Director	September 23, 2013

/s/ Laura Lynch Laura Lynch	Director	September 23, 2013

/s/ Nicholas Pingitore Nicholas Pingitore	Director	September 23, 2013

/s/Cecil C. Wall Cecil C. Wall	Director	September 23, 2013

/s/ James R. Wolfe James R. Wolfe	Director	September 23, 2013